                           ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement (the "Agreement") is entered into as of June 29, 1999 (the "Agreement Date") by and between USA Talks.com, Inc., a Nevada corporation ("USA Talks"), and Trendmark, Inc., a Delaware corporation ("Trendmark"). USA Talks and Trendmark are referred to collectively herein as the "Parties."

                                   RECITALS
                                   --------

          A. Trendmark is a company specializing in multi-level marketing activities (the "Business").

          B. In July 1998 Trendmark and USA Talks entered into a Letter of Intent Agreement relating to various matters concerning the acquisition of Trendmark by USA Talks.

          C. Certain disagreements have arisen between USA Talks and Trendmark with respect to their relationship and the Letter of Intent and the Parties desire to resolve any remaining disputes between them and to consummate the transaction on the terms indicated below.

          D. Subject only to the limitations and exclusions contained in this Agreement and on the terms and subject to the conditions hereinafter set forth, Trendmark desires to sell and USA Talks desires to purchase certain of the assets used in the Business.

                                   AGREEMENT
                                   ---------

          NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I

                               PURCHASE AND SALE

          1.1  Agreement to Sell.  At the Closing hereunder (as defined in
               -----------------
Section 2.1), Trendmark shall grant, sell, convey, assign, transfer and deliver to USA Talks, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Trendmark in and to those assets of the Business set forth on Schedule 1.1(a) attached hereto (the "Assets"). All other
                      ---------------
assets of Trendmark shall remain the property of Trendmark.

          1.2  Agreement to Purchase.  At the Closing hereunder, USA Talks shall
               ---------------------
purchase the Assets from Trendmark, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Trendmark contained herein, in exchange for the Purchase Price (as defined in Section 1.3).

          1.3  The Purchase Price.
               ------------------

               (a)  Purchase Price.  The purchase price for the Assets (the
                    --------------
"Purchase Price"), shall be 2,000,000 shares of USA Talks' Common Stock (the"USA Talks Shares").

               (b)  Payment of Purchase Price.  The USA Talks Shares shall be
                    -------------------------
issued in definitive form to Trendmark at the Closing.

               (c)  Allocation of Purchase Price.  The Purchase Price shall be
                    ----------------------------
allocated among the Assets acquired hereunder as provided for by USA Talks on
Schedule 1.3(c) hereof.  USA Talks and Trendmark each hereby covenants and
---------------
agrees that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this
Section 1.3(c), unless mutually agreed upon as provided herein.

          1.4  No Assumption of Liabilities. Trendmark shall remain fully
               ----------------------------
responsible and liable for all obligations and liabilities of Trendmark. USA Talks does not in any way or manner assume or agree to become obligated to satisfy any liability of Trendmark, except to the extent specifically set forth herein.


                                  ARTICLE II

                          CLOSING; ACTIONS AT CLOSING

          2.1  The Closing.  Subject to Section 6 below, the closing of the
               -----------
transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 4365 Executive Drive, Suite 1600, San Diego, California 92121 upon the signing of this Agreement (the "Closing Date").

          2.2  Actions at the Closing.
               ----------------------

               (a) At the Closing, USA Talks shall deliver to Norwest Bank, as Escrow Agent on behalf of Trendmark (the "Escrow Agent"):

                    (i) a certificate of the Secretary of USA Talks that the execution, delivery and performance of USA Talks' obligation under this Agreement have been duly and validly approved and authorized by the Board of Directors of USA Talks;

                    (ii) a certificate representing the USA Talks Shares registered in the name of Trendmark or the Escrow Agent, as determined by Trendmark, and bearing the legend set forth in Section 35;

                    (iii) an copy of the Settlement Agreement and General Mutual Release (the "Settlement Agreement") in the form of Exhibit A attached
                                                           ---------
hereto executed on behalf of USA Talks; and

                    (iv) a check payable to Trendmark in the amount of Sixty Thousand Dollars ($60,000), which amount shall constitute a portion of the loan contemplated by Section 5.2 hereof.

               (b)  At the Closing, Trendmark shall deliver to USA Talks:

                    (i) a certificate of the Secretary of Trendmark that the execution, delivery and performance of Trendmark's obligations under this Agreement have been duly and validly approved and authorized by the Board of Directors of Trendmark;

                    (ii) a Bill of Sale in the form of Exhibit B attached hereto;

                    (iii) an copy of the Settlement Agreement executed on behalf of Trendmark; and

                    (iv)  a promissory note in the form of Exhibit C hereto in
                                                          ---------
the principal amount of Ninety Thousand Dollars ($90,000), a Stock Pledge Agreement in the form of Exhibit D hereto and a certificate for 93,750 shares
                         ---------
of common stock of USA Talks and a stock power signed on behalf of Trendmark [and the Escrow Agent] representing the shares pledged as security for the $90,000 advanced to Trendmark.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF TRENDMARK

          Trendmark represents and warrants to USA Talks as follows:



          3.1  Organization, Standing and Power.  Trendmark is a corporation
               --------------------------------
duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its operations requires such qualification, except where the failure to so qualify has not and will not have a material adverse effect on Trendmark.

          3.2  Authority; No Conflicts.
               -----------------------

               (a) Trendmark has all requisite power and authority to enter into this Agreement and the Settlement Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Settlement Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Trendmark, its board of directors and its shareholders. This Agreement and all other documents expressly required to be executed and delivered by Trendmark hereunder (collectively, the "Transaction Documents") have been or will be duly executed and delivered by Trendmark and constitute or will constitute the valid and binding obligations of Trendmark, enforceable against Trendmark in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity.

               (b) The execution and delivery by Trendmark of this Agreement and the other Transaction Documents to which it is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby will not,
(i) conflict with, or result in any violation or breach of any provision of, the charter documents of Trendmark, (ii) result in any violation or breach of or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, any note, mortgage, indenture, lease, contract or other agreement or obligation to which Trendmark is a party or by which Trendmark or any of the Assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, Rule or regulation applicable to Trendmark, or any of the Assets, except in the case of (ii) and (iii) above for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on Trendmark or the Assets.

          3.3  Title.  Trendmark has good and marketable title to all of the
               -----
Assets, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except for (i) liens for current taxes not yet due and payable and (ii) statutory liens imposed by law; provided, however, that Trendmark shall have thirty (30) days to remove any mortgage, lien, pledge, claim or encumbrance on any Assets.

          3.4  Intellectual Property.
               ---------------------

               (a) Trendmark owns the Assets, and upon transfer USA Talks will own the Assets, in each case free and clear of all liens, claims or encumbrances. No third party has any right to the Assets or any right to restrict their use; provided, however, that Trendmark shall have thirty (30) days to remove any lien, claim, encumbrance or restriction on the Assets.

               (b) Trendmark has (i) not received notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party affecting the Assets and (ii) no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Asset. Trendmark has at all times used commercially reasonable efforts to protect its trade secrets and intellectual property rights relating to the Assets and has not acted in such a manner as to cause the loss of such trade secrets or intellectual property rights by their release into the public domain.

               (c) Trendmark has used its best efforts to cause each person currently or formerly employed by Trendmark (including independent contractors, if any) that has or had access to confidential information of Trendmark to execute and deliver to Trendmark a confidentiality and non-disclosure agreement in one of the standard forms of Trendmark.

          3.5  Investment Representations; Accredited Investor.
               -----------------------------------------------

               (a) Trendmark has been advised that the issuance of the USA Talks Shares in connection with this Agreement is expected to be effected pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Act"), and Trendmark and the Escrow Agent accordingly agree not to sell, pledge, transfer or otherwise dispose of any USA Talks Shares issued pursuant to this Agreement (including any disposition to the shareholders of Trendmark) except pursuant to a registration statement filed under the Act for registration of the USA Talk Shares issued pursuant to this Agreement.

               (b) Trendmark and the Escrow Agent have been advised that USA Talks will issue stop transfer instructions to its transfer agent with respect to any USA Talks Shares issued pursuant to this Agreement, and that there will be placed on the certificates representing such USA Talks Shares, or any substitutions therefor, a legend stating in substance:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend), and USA Talks shall so instruct its transfer agent, if a registration statement respecting the sale of shares has been declared effective under the Act and the shares of USA Talks Common Stock have been sold pursuant to such registration statement.

               (c) Trendmark and the Escrow Agent will hold the USA Talks Shares for investment for such person's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Act.

               (d) Trendmark and the Escrow Agent understand that the USA Talks Shares have not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

               (e) Trendmark has reviewed the USA Talks SEC Reports (as defined below). Trendmark has received and has had the opportunity to review any information about USA Talks reasonably requested.

          3.6  Status of Trendmark.  Trendmark is not insolvent and will not be
               -------------------
rendered insolvent by this transaction. Trendmark is able to satisfy its debts as they become due. Trendmark believes it is receiving fair value for the Assets.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF USA TALKS

          USA Talks represents and warrants to Trendmark as follows:

          4.1  Organization.  USA Talks is a corporation duly organized, validly
               ------------
existing and in good standing under the laws of the State of Nevada, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on USA Talks. USA Talks is not in violation of any of the provisions of its Certificate of Incorporation, Bylaws or other charter documents.

          4.2  Authority; No Conflict.
               ----------------------

               (a) USA Talks has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which USA Talks is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of USA Talks. This Agreement and the other Transaction Documents to which USA Talks is a party have been or will be duly executed and delivered by USA Talks and constitute or will constitute the valid and binding obligations of USA Talks, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally and general principles of equity. As of the date hereof, USA Talks does not contemplate availing itself of any bankruptcy laws or similar laws affecting creditors rights generally and general principles of equity with respect to the Transaction Documents to which USA Talks is a party.

               (b) The execution and delivery by USA Talks of this Agreement, the other Transaction Documents to which it is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby will not,
(i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of USA Talks, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which USA Talks is a party or by which it or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, Rule or regulation applicable to USA Talks or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on USA Talks.

          4.3  SEC Filings; Financial Statements.
               ---------------------------------

               (a) USA Talks has timely filed and made available to Trendmark all publicly available forms, reports and documents required to be filed by USA Talks with the SEC since December 31, 1998 (collectively, the "USA Talks SEC Reports").

               (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the USA Talks SEC Reports, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-QSB promulgated by the SEC) and presented fairly or will present fairly, in all material respects, the consolidated financial position of USA Talks and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

          5.1  Registration Rights.  USA Talks hereby agrees that it will file,
               -------------------
no later than July 31, 1999, with the Securities and Exchange Commission a Registration Statement covering the sale or transfer of all of the USA Talks Shares by the Escrow Agent. USA Talks shall also file registration or qualification materials required under any applicable state securities qualification statutes to enable the Escrow Agent to dispose of or transfer the USA Talks Shares and USA Talks will use its best efforts to cause such registrations or qualifications to become effective as soon as practicable. To provide the Escrow Agent and any recipients of the USA Talks Shares with the benefits of Rule 144, USA Talks agrees that it will timely file all documents that USA Talk is required to file under the Securities Exchange Act of 1934, as amended.

          5.2  Loan to Trendmark.  USA Talks agrees to make a loan to Trendmark
               -----------------
not to exceed a cumulative total of $150,000. The parties acknowledge that an advance of $30,000 has been previously made by USA Talks to Trendmark, and will be included in the total principal amount of the Note. In addition, at Closing, USA Talks shall deliver to Trendmark a check for Sixty Thousand Dollars ($60,000). Thereafter, within ten business days following Trendmark's provision to USA Talks of a written request, but in no event later than September 30, 1999, USA Talks shall loan to Trendmark such additional amount as specified in Trendmark's request (but not to exceed the cumulative amount of $150,000), and which loan shall be repayable pursuant to a Promissory Note in the form set forth at Exhibit C hereto (the "Note"). Further, as a condition to the making
         ---------
of such a loan, and in order to secure Trendmark's obligations under the Note, Trendmark's obligations shall be secured by a pledge of 93,750 Shares having a value equal to $187,500 (based on the mutually agreed value of $2.00 per share) and pursuant to the terms and conditions set forth in the Stock Pledge Agreement in the form set forth at Exhibit D hereto.
                         ---------

          5.3  Distributor Liability.  The Parties agree to work together in
               ---------------------
good faith to eliminate or minimize distribution refund claims which have been made or may be made in the future. USA Talks has previously provided the following support to distributors: (i) crediting $160.00 for voice registration and the first month's phone service, (ii) not charging for an agent ("TAP" starter) kit, (iii) charging only $50.00 for voice registration for the distributor/agent's customers (with the $50.00 payment received being rebated to the distributor/agent). Distributors who accept this offer have been required to sign a release of USA Talks and Trendmark. USA Talks acknowledges and agrees that substantial changes to the terms of the TAP Program could be detrimental to Trendmark and agrees to minimize any such changes until January 1, 2000, at which time USA Talks may make any changes in its sole discretion. USA Talks may continue this program or modify some or all of the terms of the support provided in its discretion. USA Talks advises Trendmark that over 1,500 distributors have accepted the support outlined above. Except as set forth above, Trendmark agrees that it shall be solely liable for any and all refunds due to any of its distributors arising out of the previous marketing efforts undertaken by Trendmark and any of its distributors.

          5.4  USA Talks Network.  Trendmark and USA Talks will each use their
               -----------------
good faith efforts to achieve a mutually satisfactory solution regarding the use of the USA Talks network by Trendmark customers and distributors.

          5.5  Consents. Trendmark shall use its best efforts to obtain all
               --------
necessary lien releases, consents, waivers and approvals under its material agreements, contracts, licenses or leases as may be necessary or advisable to consummate the transactions contemplated by this Agreement. To the extent that Trendmark's rights under any agreement, contract, commitment, or lease or with respect to any Asset to be assigned to USA Talks hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Trendmark shall obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair USA Talks' rights under the Asset in question so that USA Talks would not in effect acquire the benefit of all such rights, Trendmark, to the maximum extent permitted by law and the Asset, shall act after the Closing as USA Talks' agent in order to obtain for USA Talks the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with USA Talks in any other reasonable arrangement designed to provide such benefits to USA Talks.

          5.6  Access to Records.  Following the Closing, Trendmark shall
               -----------------
provide USA Talks or any of the authorized representatives of USA Talks with reasonable timely access to any of Trendmark's records relating to the Assets to the extent necessary for USA Talks to perform any reasonable procedure reasonably related to its business.

          5.7  Brokers or Finders.  Each of USA Talks and Trendmark represents,
               ------------------
as to itself, its respective subsidiaries and affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement; and each of USA Talks and Trendmark agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

          5.8  Additional Agreements; Reasonable Efforts.  Subject to the terms
               -----------------------------------------
and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party and providing any information reasonably required by the other party. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the USA Talks with full title to all of the Assets, Trendmark shall take all such necessary action. USA Talks will use its best efforts to consummate registration of the USA Talks Shares.

          5.9  Expenses.  Subject to Section 5.1, the parties shall each pay
               --------
their own legal, accounting and financial advisory fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated.

                                  ARTICLE VI

                                INDEMNIFICATION


          6.1  Survival of Representations and Warranties.  All of the
               ------------------------------------------
representations and warranties shall survive the Closing.

          6.2  Indemnification.
               ---------------

               (a) Subject to the terms and conditions contained herein, Trendmark shall indemnify, defend and hold harmless USA Talks, its officers, directors and employees and affiliates of USA Talks, and the respective officers, directors and employees of such entities (all such persons and entities being collectively referred to as the "USA Talks Group") from, against, for and in respect of any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) ("Indemnified Loss") which any member of the USA Talks Group may sustain or incur which are caused by or arise out of any Material inaccuracy in or Material breach of any of the representations, warranties or covenants made by Trendmark in this Agreement. The amount of any Indemnified Loss of the USA Talks Group may be compensated through, at the option of Trendmark, the payment of cash equal to such Indemnified Loss, or through the return of that portion of the USA Talk Shares equal in value as of the Closing Date to such Indemnified Loss. In no event will the USA Talks Group be entitled to indemnification in an amount in excess of the Purchase Price. For purposes of determining the amount of Indemnified Losses, no effect will be given to the resulting tax benefit to any Indemnitee.

               (b) Subject to the terms and conditions contained herein, USA Talks shall indemnify, defend and hold harmless Trendmark, its officers, directors and shareholders (the "Trendmark Group") from, against, for and in respect of any and all Indemnified Losses which Trendmark may sustain or incur which are caused by or arise out of any Material inaccuracy in or Material breach of any other representations, warranties or covenants made by

USA Talks in this Agreement. For purposes of determining the amount of Indemnified Losses, no effect will be given to the resulting tax benefit to any Indemnitee.

               (c) As used in this Section 6.2, the word "Material" means any change in value of more than One Hundred Thousand Dollars ($100,000).

          6.3  Procedures for Indemnification.
               ------------------------------

               (a) As used in this Article VI, the term "Indemnitee" means the member or members of the USA Talks Group or, as the case may be, the Trendmark Group; and the term "Indemnifying Party" shall mean USA Talks in the case where a member of the Trendmark Group is the Indemnitee, and Trendmark in the case where a member of the USA Talks Group is the Indemnitee.

               (b) A claim for indemnification hereunder (an "Indemnification Claim") shall be made in writing by the Indemnitee to the Indemnifying Party.

               (c) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 6.4 hereof shall be observed by Indemnitee and the Indemnifying Party.

          6.4  Defense of Third Party Claims.  Should any claim be made or suit
               -----------------------------
or proceeding be instituted against an Indemnitee which, if prosecuted successfully, would be a matter for which such Indemnitee is entitled to indemnification under this Article VI (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

               (a) Indemnitee shall give the Indemnifying Party written notice of any such Third Party Claim promptly after receipt by Indemnitee of notice thereof, and the Indemnifying Party may, subject to the prior written consent of the Indemnitee, cure such Third Party claim or undertake control of the defense thereof by counsel of his or its own choosing reasonably acceptable to Indemnitee. If Indemnifying Party has undertaken control of the defense of the matter, Indemnitee may participate in the defense through his or its own counsel at his or its own expense. In the event an Indemnifying Party desires to assume the defense of the matter, the Indemnifying Party shall provide the Indemnitee with reasonable assurances of the Indemnifying Party's ability to bear the costs of such defense and any likely outcome. If, however, the Indemnifying Party fails or refuses to undertake the defense of such Third Party Claim within fifteen (15) days after written notice of such claim has been delivered to the Indemnifying Party by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and settlement of such Third Party Claim in any manner which the Indemnitee deems is reasonable with counsel of its own choosing; provided, however, that Trendmark may not settle a claim in a manner that would materially adversely affect USA Talks' business or obligations pursuant to this Agreement and USA Talks may not settle or claim in a manner that would materially adversely affect Trendmark's business or obligations pursuant to this Agreement. In the circumstances described in the preceding sentence, Indemnitee shall, promptly upon its assumption of the defense of such Third Party Claim, make an Indemnification Claim as specified in Section 6.3(b), which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. Failure of Indemnitee to furnish written notice to the Indemnifying Party of a Third Party Claim shall not release the Indemnifying Party from his or its obligations hereunder, except to the extent he or it is prejudiced by such failure.

               (b) Indemnitee and the Indemnifying Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of USA Talks as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

               (c) Unless the Indemnifying Party has failed to fulfill his or its obligations under this Article VI, no settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party has assumed the defense of a Third Party Claim as contemplated by this Section 6.4, no settlement of such Third Party Claim may be made by the Indemnifying Party without the prior written consent by or on behalf of Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed.

                                  ARTICLE VII

                               GENERAL PROVISIONS

          7.1  Notices.  All notices and other communications hereunder shall be
               -------
in writing and shall be deemed given if delivered personally or by commercial delivery service, or within seventy-two (72) hours after being mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)  if to USA Talks, to:

                    4180 La Jolla Village Drive, Suite 570
                    San Diego, CA  92121
                    Attention: President
                    Fax: (619) 552-8904
                    Tel: (619) 546-0550

                    with a copy to:

                    Gray Cary Ware & Freidenrich LLP
                    4365 Executive Drive, Ste. 1600
                    San Diego, CA 92121
                    Attention:  Douglas J. Rein
                    Fax: (619) 677-1477
                    Tel: (619) 677-1443

               (b)  if to Trendmark, to

                    E. Robert Gates
                    2220 Hickory Hill
                    Memphis, TN 38119
                    Fax: 901-754-9790
                    Tel: 901-754-9790

                    with a copy to:

                    c/o John Flynn, Esq.
                    Tiffany & Bosco
                    1850 North Central Avenue, Suite 550
                    Phoenix, AZ 85004
                    Fax: 602-255-0103
                    Tel: 602-255-6020

          7.2  Interpretation.  When a reference is made in this Agreement to an
               --------------
Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each Party and its counsel has reviewed this Agreement and provided revisions thereto; the Rule of construction to the effect that ambiguities are construed against the drafter shall not be used in the interpretation of this Agreement.

          7.3  Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed an original as against any party whose signature appears on such counterpart and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed by facsimile signature as long as the Party so executing commits to deliver an original signature within 20 days.

          7.4  Severability.  In the event that any provision of this Agreement,
               ------------
or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          7.5  Entire Agreement.  This Agreement (including the schedules and
               ----------------
exhibits hereto and the other documents delivered pursuant hereto) constitutes the entire agreement among the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

          7.6  Governing Law; Venue and Jurisdiction.  This Agreement shall be
               -------------------------------------
governed and construed in accordance with the laws of the State of Nevada without regard to any applicable conflicts of law principles. Any legal action arising under this Agreement shall be resolved in the federal courts located in the Dallas, Texas.

          7.7  Assignment.  Neither this Agreement nor any of the rights,
               ----------
interests or obligations hereunder shall be assigned by either of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

          7.8  Third Party Beneficiaries.  Nothing contained in this Agreement
               -------------------------
is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement.

          7.9  Attorney's Fees.  If any Party shall commence any action or
               ---------------
proceeding against another party in order to enforce the provision hereof, or to recover damages as the result of the alleged breach of any of the provisions hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorneys' fees.

          IN WITNESS WHEREOF, USA Talks and Trendmark have caused this Agreement to be signed by their duly authorized representatives.



                                           USA TALKS.COM, INC.

                                           By:_________________________________

                                           Its:________________________________


                                           TRENDMARK, INC.

                                           By:_________________________________

                                           Its:________________________________

                                 SCHEDULE 1.1
                                 ------------

                                    Assets

1.   List of all agents and distributors of Trendmark.

2.   All rights to do business with these parties.

3.   All data bases containing information related to these parties.

                                SCHEDULE 1.3(c)
                                ---------------

                         Allocation of Purchase Price

          Agent/distributor list                  $  350,000
          Related Intellectual Property rights       350,000
          Goodwill                                $2,800,000
                                                  ----------
               TOTAL                              $3,500,000

     Purchase Price = 2,000,000 shares of USA Talks Common Stock